EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Tellabs, Inc. of our reports dated February 23, 2007, with respect to the consolidated financial statements of Tellabs, Inc., Tellabs, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tellabs, Inc., included in the 2006 Annual Report to Shareholders of Tellabs, Inc.

Our audits also included the financial statement schedule of Tellabs, Inc. listed in Item 15(a). The schedule is the responsibility of Tellabs, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-45788, 33-48972, 33-55487, 333-49557, 333-83509, 333-87637, 333-95135, 333-56546, 333-81360, 333-107457, 333-122712 and 333-128076, and Form S-4 No. 333-116794) of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Tellabs, Inc., Tellabs Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tellabs, Inc. included and incorporated by reference in this Annual Report (Form 10-K) of Tellabs, Inc. for the year ended December 29, 2006.

Ernst & Young, LLP

Chicago, Illinois

February 23, 2007